Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-257671 and No. 333-258432) on Form S-8 of our report dated March 18, 2022, with respect to the consolidated financial statements and financial statement Schedule II - Valuation and Qualifying Accounts of Xometry, Inc. and subsidiaries.

/s/ KPMG LLP

McLean, VA

March 18, 2022